Exhibit 23(b)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the American Eagle Outfitters, Inc. 2005 Stock Award and Incentive Plan, of our reports dated March 25, 2009, with respect to the consolidated financial statements of American Eagle Outfitters, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2009, and the effectiveness of internal control over financial reporting of American Eagle Outfitters, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
September 1, 2009